Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-274762 and 333-276538) and S-8 (Nos. 333-279019, 333-271552, and 333-267956) of Prenetics Global Limited of our report dated September 25, 2024, relating to the consolidated financial statements of Europa Partners Holdings, LLC and Subsidiaries for the years ended December 31, 2023 and 2022, appearing in the Form 6-K of Prenetics Global Limited dated September 27, 2024.

/s/ Plante & Moran, PLLC

Chicago, Illinois
September 27, 2024